EXHIBIT 99.1

Investor Relations Contact:	Public Relations Contact:
Michelle Levine Tel: (408) 936-2775 mlevine@juniper.net	Michael Hakkert Tel: (408) 936-8342 mhakkert@juniper.net

Juniper Networks, Inc. Announces New Stock Repurchase Authorization

SUNNYVALE, CA – February 7, 2007 — Juniper Networks, Inc. (NASDAQ: JNPR) today announced that its board of directors approved an increase of $1 billion under the Company’s share repurchase program. Coupled with the prior authorization of $1 billion announced in July 2006, Juniper is now authorized to repurchase up to a total of $2 billion of its common stock.

Purchases under this plan will be subject to a review of the circumstances in place at the time, and will not be implemented until after the Company has filed its quarterly reports on Form 10-Q for the second and third quarters of 2006 and annual report on Form 10-K for 2006. Acquisitions under the share repurchase program will be made from time to time in private transactions or open market purchases as permitted by securities laws and other legal requirements. The program may be discontinued at any time.

About Juniper Networks, Inc.
Juniper Networks develops purpose-built, high performance IP platforms that enable customers to support a wide variety of services and applications at scale.  Service providers, enterprises, governments and research and education institutions rely on Juniper to deliver a portfolio of proven networking, security and application acceleration solutions that solve highly complex, fast-changing problems in the world’s most demanding networks.  Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.

This news release contains forward-looking statements about Juniper’s common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including, but not limited to, changes in the market price of the Company’s common stock and changes in the Company’s financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Juniper undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.